Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Brad Delco Vice President – Finance & Investor Relations (479) 820-2723

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2021

■ Third Quarter 2021 Revenue:	$3.14 billion; up 27%
■ Third Quarter 2021 Operating Income:	$273.8 million; up 56%
■ Third Quarter 2021 EPS:	$1.88 vs. $1.18

LOWELL, Ark., October 15, 2021 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced third quarter 2021 net earnings of $199.8 million, or diluted earnings per share of $1.88 versus third quarter 2020 net earnings of $125.5 million, or $1.18 cents per diluted share.

Total operating revenue for the current quarter was $3.14 billion, an increase of 27% compared with $2.47 billion for the third quarter 2020. All segments contributed double-digit revenue growth versus the prior year period. Truckload (JBT) and Integrated Capacity Solutions (ICS) grew revenue 87% and 55% year-over-year, respectively, as both segments were able to source and secure capacity for customers in the Marketplace for J.B. Hunt 360°® in this capacity-constrained freight environment. Intermodal (JBI) revenue grew 17%, driven by a 24% increase in revenue per load, partially offset by a 6% decline in volume. Dedicated Contract Services® (DCS®) revenue grew 20% as a result of a 12% increase in average revenue producing trucks and a 7% increase in fleet productivity versus the prior year period. Final Mile Services® (FMS) revenue increased 13% as revenue per stop increased 17%, partially offset by 3% fewer stops. Current quarter total operating revenue, excluding fuel surcharges, increased 23% versus the comparable quarter 2020.

Total freight transactions in the Marketplace for J.B. Hunt 360 increased to $518 million in the third quarter 2021 compared to $358 million in the prior year quarter. ICS revenue on the platform increased 36% to $397 million versus a year ago. JBI and JBT executed approximately $34 million and $87 million, respectively, of third-party dray, independent contractor and power-only capacity through the platform during the quarter.

Operating income for the current quarter totaled $273.8 million versus $175.5 million for the third quarter 2020. Operating income increased from third quarter 2020 primarily from customer rate and cost recovery efforts and further scaling into our technology investments at a consolidated level, in addition to higher productivity of our assets and people across our ICS and JBT segments. These items were partially offset by a lack of network fluidity from both rail and customer activity in JBI as well as increases in: driver wage and recruiting costs; rail and truck purchase transportation expense; non-driver personnel salary, wages and incentive compensation; group medical expense; and implementation costs for new business in both our DCS and FMS segments.

Interest expense in the current quarter was comparable to the prior year period. The effective income tax rate for the current quarter was 23.7% compared to 23.3% for third quarter 2020. We expect our 2021 annual tax rate to fall between 23.5% and 24.0%.

Segment Information:

Intermodal (JBI)

■	Third Quarter 2021 Segment Revenue:	$1.41 billion; up 17%
■	Third Quarter 2021 Operating Income:	$165.1 million; up 52%

Overall intermodal volumes declined 6% versus the same period in 2020. Eastern network loads declined 2%, while transcontinental loads declined 9% compared to the third quarter 2020. Demand for intermodal capacity remains strong, however, volumes in the quarter were negatively impacted by a continuation of rail restrictions across the network and elevated detention of trailing equipment at customer facilities. We believe labor shortages across the industry in both rail and truck networks and at customer warehouses are at the core of the supply-chain fluidity challenges limiting our asset utilization and capacity. Despite these volume-related challenges, revenue increased by 17%, driven by a 24% increase in revenue per load resulting from a combination of mix, customer rates, and fuel surcharge revenue, partially offset by the volume decline. Revenue per load, excluding fuel surcharge revenue, increased 18% year over year.

Operating income increased by 52% year over year primarily from higher customer rate and cost recovery efforts compared to the prior year period. Rate and cost recovery efforts were partially offset by higher rail and third-party dray purchased transportation costs, increases in driver wages, benefits and recruiting costs, and activity-based costs to accommodate network inefficiencies. Higher non-driver personnel, group medical and equipment costs also offset higher revenue per load. The current period ended with 102,230 units of trailing capacity and 6,017 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Third Quarter 2021 Segment Revenue:	$665 million; up 20%
■	Third Quarter 2021 Operating Income:	$78.1 million; down 3%

DCS revenue increased 20% during the current quarter over the same period in 2020. Productivity, defined as revenue per truck per week, was up 7% versus the prior period. Productivity, excluding fuel surcharge revenue, increased 3% versus the prior period. A net additional 1,527 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year period, and a net additional 744 versus the end of the second quarter 2021. Customer retention rates remain above 98%.

Operating income decreased 3% from the prior year quarter. Benefits from higher revenue and increased productivity of assets were more than offset by increases in driver wage and recruiting costs, non-driver personnel salary, wages and incentive compensation, and other costs related to the implementation of new, long-term contractual business.

Integrated Capacity Solutions (ICS)

■	Third Quarter 2021 Segment Revenue:	$666 million; up 55%
■	Third Quarter 2021 Operating Income:	$14.7 million; compared to $(18.3) million loss in 3Q’20

ICS revenue increased 55% in the current quarter versus the third quarter 2020. Segment volumes increased 4% in the quarter while truckload volumes increased 14% from the prior year period. Revenue per load increased 48%. In addition to customer freight mix, revenue per load was favorably impacted by higher contractual and spot rates in our truckload business as compared to the third quarter 2020. Contractual volumes represented approximately 54% of the total load volume and 41% of the total revenue in the current quarter compared to 58% and 38%, respectively, in third quarter 2020. Of the total reported ICS revenue, approximately $397 million was executed through the Marketplace for J.B. Hunt 360 compared to $291 million in third quarter 2020.

Operating income increased to $14.7 million compared to an operating loss of $18.3 million in the third quarter 2020. Gross profit margins increased to 12.0% in the current period versus 7.6% in the prior period. Benefits from higher gross margin were partially offset by higher personnel and technology costs compared to the same period 2020. ICS carrier base increased 35% versus the third quarter 2020.

Final Mile Services (FMS)

■	Third Quarter 2021 Segment Revenue:	$206 million; up 13%
■	Third Quarter 2021 Operating Income:	$1.3 million; down 39%

FMS revenue increased 13% compared to the same period 2020. Stop count within FMS decreased 3% during the current quarter versus a year ago. The addition of multiple new customer contracts implemented over the last year were more than offset by the reduction in stops for several customers related to labor and supply-chain constraints. Productivity, defined as revenue per stop, increased approximately 17% compared to the prior year period primarily from a shift in customer mix of business, in addition to the implementation of higher rates.

Operating income decreased 39% over the prior year quarter primarily from implementation costs related to new long-term contractual business, higher third-party contract carrier costs, and lower volumes with certain customers related to product availability as a result of supply-chain disruptions. Higher personnel expense related to salary, wages and incentive compensation and group medical costs also contributed to the decline in operating income.

Truckload (JBT)

■	Third Quarter 2021 Segment Revenue:	$204 million; up 87%
■	Third Quarter 2021 Operating Income:	$14.7 million; up 397%

JBT revenue increased 87% from the same period in 2020. Revenue excluding fuel surcharge revenue increased 85%, primarily from a 65% increase in revenue per load excluding fuel surcharge revenue and a 12% increase in load count compared to a year ago. The increase in revenue per load excluding fuel surcharge revenue was driven by a 36% increase in revenue per loaded mile excluding fuel surcharge revenue and a 20% increase in average length of haul. Load count growth and the length of haul increase were primarily related to the continued expansion of J.B. Hunt 360box® which leverages the J.B. Hunt 360 platform to access drop-trailer capacity for customers across our transportation network. Comparable contractual customer rates were up approximately 29% compared to the same period 2020. The current period ended with 9,906 trailers and 1,965 tractors, compared to 8,245 and 1,713 respectively for the prior year period.

Operating income increased to $14.7 million compared $2.9 million in the third quarter 2020. Benefits from increased load counts and revenue per load were partially offset by increases in purchased transportation expense, higher driver wages and recruiting costs, higher non-driver personnel expense related to salary, wages and incentive compensation, and increases in group medical costs. Further investments in both personnel and technology related to the continued expansion of 360box also partially offset higher revenue.

Cash Flow and Capitalization:

At September 30, 2021, we had a total of $1.3 billion outstanding on various debt instruments which is comparable to total debt levels at September 30, 2020 and December 31, 2020.

Our net capital expenditures for the nine months ended September 30, 2021, approximated $511 million compared to $449 million for the same period 2020. At September 30, 2021, we had cash and cash equivalents of approximately $530 million.

In the third quarter 2021, we purchased approximately 286,000 shares of our common stock for approximately $50 million. At September 30, 2021, we had approximately $366 million remaining under our share repurchase authorization. Actual shares outstanding on September 30, 2021, approximated 105.0 million.

Conference Call Information:

The Company will hold a conference call today at 9:00–10:00 am CDT to discuss the quarterly earnings. To participate in the call, dial 1-833-397-0851 (domestic) or 516-575-8759 (international) 15 minutes prior to the start of the call and provide the following conference ID: 1065188. A replay of the call will be posted on the investor relations section of our website here later today.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2020 and Quarterly Report filed on Form 10-Q for the period ended June 30, 2021. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2021		2020
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,813,939		$2,296,053
Fuel surcharge revenues	330,873		176,470
Total operating revenues	3,144,812	100.0%	2,472,523	100.0%

Operating expenses
Rents and purchased transportation	1,667,236	53.0%	1,297,333	52.5%
Salaries, wages and employee benefits	711,694	22.6%	594,162	24.0%
Depreciation and amortization	138,923	4.4%	132,392	5.4%
Fuel and fuel taxes	139,155	4.4%	87,350	3.5%
Operating supplies and expenses	98,541	3.1%	86,103	3.5%
General and administrative expenses, net of asset dispositions	50,266	1.7%	41,894	1.6%
Insurance and claims	41,254	1.3%	35,412	1.4%
Operating taxes and licenses	15,464	0.5%	13,696	0.6%
Communication and utilities	8,450	0.3%	8,678	0.4%
Total operating expenses	2,870,983	91.3%	2,297,020	92.9%
Operating income	273,829	8.7%	175,503	7.1%
Net interest expense	11,977	0.4%	11,895	0.5%
Earnings before income taxes	261,852	8.3%	163,608	6.6%
Income taxes	62,023	1.9%	38,112	1.5%
Net earnings	$199,829	6.4%	$125,496	5.1%
Average diluted shares outstanding	106,436		106,798
Diluted earnings per share	$1.88		$1.18

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Nine Months Ended September 30
	2021		2020
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$7,808,954		$6,327,876
Fuel surcharge revenues	862,377		571,045
Total operating revenues	8,671,331	100.0%	6,898,921	100.0%

Operating expenses
Rents and purchased transportation	4,557,770	52.6%	3,467,782	50.3%
Salaries, wages and employee benefits	1,997,196	23.0%	1,722,548	25.0%
Depreciation and amortization	415,839	4.8%	392,786	5.7%
Fuel and fuel taxes	379,036	4.4%	263,932	3.8%
Operating supplies and expenses	271,257	3.1%	250,835	3.6%
General and administrative expenses, net of asset dispositions	142,662	1.7%	131,654	1.9%
Insurance and claims	114,792	1.3%	98,672	1.4%
Operating taxes and licenses	43,488	0.5%	40,575	0.6%
Communication and utilities	26,264	0.3%	24,710	0.4%
Total operating expenses	7,948,304	91.7%	6,393,494	92.7%
Operating income	723,027	8.3%	505,427	7.3%
Net interest expense	36,061	0.4%	36,749	0.5%
Earnings before income taxes	686,966	7.9%	468,678	6.8%
Income taxes	168,369	1.9%	116,650	1.7%
Net earnings	$518,597	6.0%	$352,028	5.1%
Average diluted shares outstanding	106,688		106,776
Diluted earnings per share	$4.86		$3.30

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2021		2020
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,412,806	45%	$1,211,183	49%
Dedicated	664,766	21%	552,948	22%
Integrated Capacity Solutions	666,217	21%	431,144	18%
Final Mile Services	205,908	7%	182,091	7%
Truckload	203,607	6%	109,113	5%
Subtotal	3,153,304	100%	2,486,479	101%
Intersegment eliminations	(8,492)	(0%)	(13,956)	(1%)
Consolidated revenue	$3,144,812	100%	$2,472,523	100%

Operating income

Intermodal	$165,095	60%	$108,412	62%
Dedicated	78,138	29%	80,431	46%
Integrated Capacity Solutions	14,748	5%	(18,304)	(11%)
Final Mile Services	1,278	1%	2,090	1%
Truckload	14,664	5%	2,948	2%
Other (1)	(94)	(0%)	(74)	(0%)
Operating income	$273,829	100%	$175,503	100%

	Nine Months Ended September 30
	2021		2020
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,879,338	45%	$3,426,008	50%
Dedicated	1,865,903	21%	1,627,852	24%
Integrated Capacity Solutions	1,798,778	21%	1,070,905	15%
Final Mile Services	620,056	7%	475,270	7%
Truckload	536,772	6%	322,336	4%
Subtotal	8,700,847	100%	6,922,371	100%
Intersegment eliminations	(29,516)	(0%)	(23,450)	(0%)
Consolidated revenue	$8,671,331	100%	$6,898,921	100%

Operating income

Intermodal	$407,203	56%	$317,652	63%
Dedicated	231,487	32%	236,423	47%
Integrated Capacity Solutions	25,134	3%	(50,274)	(10%)
Final Mile Services	20,467	3%	(6,459)	(1%)
Truckload	39,033	6%	8,207	1%
Other (1)	(297)	(0%)	(122)	(0%)
Operating income	$723,027	100%	$505,427	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2021	2020

Intermodal

Loads	497,603	529,709
Average length of haul	1,677	1,695
Revenue per load	$2,839	$2,287
Average tractors during the period *	5,956	5,546
Tractors (end of period) *	6,017	5,647
Trailing equipment (end of period)	102,230	97,439
Average effective trailing equipment usage	99,453	94,846

Dedicated

Loads	1,027,705	940,225
Average length of haul	161	157
Revenue per truck per week**	$4,692	$4,372
Average trucks during the period***	10,887	9,697
Trucks (end of period) ***	11,250	9,723
Trailing equipment (end of period)	27,804	27,376

Integrated Capacity Solutions

Loads	339,867	326,563
Revenue per load	$1,960	$1,320
Gross profit margin	12.0%	7.6%
Employee count (end of period)	954	1,037
Approximate number of third-party carriers (end of period)	126,700	94,200
Marketplace for J.B. Hunt 360 revenue (millions)	$397.4	$291.2

Final Mile Services

Stops	1,554,485	1,604,694
Average trucks during the period***	1,512	1,448

Truckload

Loads	110,430	98,505
Loaded miles (000)	55,103	40,599
Nonpaid empty mile percentage	19.6%	19.2%
Revenue per tractor per week**	$4,715	$3,849
Average tractors during the period *	1,921	1,783

Tractors (end of period)
Company-owned	750	800
Independent contractor	1,215	913
Total tractors	1,965	1,713

Trailers (end of period)	9,906	8,245

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2021	2020

Intermodal

Loads	1,475,570	1,494,485
Average length of haul	1,681	1,683
Revenue per load	$2,629	$2,292
Average tractors during the period *	5,818	5,484
Tractors (end of period) *	6,017	5,647
Trailing equipment (end of period)	102,230	97,439
Average effective trailing equipment usage	97,422	88,262

Dedicated

Loads	2,966,575	2,726,455
Average length of haul	161	160
Revenue per truck per week**	$4,662	$4,316
Average trucks during the period***	10,357	9,713
Trucks (end of period) ***	11,250	9,723
Trailing equipment (end of period)	27,804	27,376

Integrated Capacity Solutions

Loads	962,359	896,709
Revenue per load	$1,869	$1,194
Gross profit margin	11.6%	9.4%
Employee count (end of period)	954	1,037
Approximate number of third-party carriers (end of period)	126,700	94,200
Marketplace for J.B. Hunt 360 revenue (millions)	$1,152.4	$755.1

Final Mile Services

Stops	4,963,472	3,922,318
Average trucks during the period***	1,505	1,362

Truckload

Loads	322,030	299,297
Loaded miles (000)	154,083	125,718
Nonpaid empty mile percentage	19.2%	18.9%
Revenue per tractor per week**	$4,567	$3,844
Average tractors during the period*	1,809	1,859

Tractors (end of period)
Company-owned	750	800
Independent contractor	1,215	913
Total tractors	1,965	1,713

Trailers (end of period)	9,906	8,245

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$529,595	$313,302
Accounts Receivable, net	1,442,948	1,124,403
Prepaid expenses and other	292,604	404,412
Total current assets	2,265,147	1,842,117
Property and equipment	6,350,141	5,908,710
Less accumulated depreciation	2,495,557	2,219,816
Net property and equipment	3,854,584	3,688,894
Other assets, net	393,459	397,337
	$6,513,190	$5,928,348

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$354,755	$-
Trade accounts payable	749,071	587,510
Claims accruals	288,137	276,056
Accrued payroll	163,940	130,943
Other accrued expenses	88,724	90,294
Total current liabilities	1,644,627	1,084,803

Long-term debt	944,887	1,305,424
Other long-term liabilities	270,860	245,961
Deferred income taxes	730,588	692,022
Stockholders' equity	2,922,228	2,600,138
	$6,513,190	$5,928,348

Supplemental Data

(unaudited)

	September 30, 2021	December 31, 2020

Actual shares outstanding at end of period (000)	105,014	105,654

Book value per actual share outstanding at end of period	$27.83	$24.61

	Nine Months Ended September 30
	2021	2020

Net cash provided by operating activities (000)	$969,849	$910,994

Net capital expenditures (000)	$511,075	$448,721